EIGHTH AMENDMENT TO THE

HORIZON FUNDS FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of February 1, 2025 (the "Effective Date"), to the Fund Accounting Servicing Agreement, dated as of February 8, 2016, as amended (the "Agreement"), is entered into by and between HORIZON FUNDS, a Delaware trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to take into account present circumstances; and

WHEREAS, the parties desire to amend Exhibit B to update the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	As of the Effective Date, Exhibit A is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

2.	As of the Effective Date, Exhibit B is hereby superseded and replaced in its entirety with the Exhibit B attached hereto.

3.	Notwithstanding the foregoing, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

HORIZON FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Stephen Terry	By:	/s/ Greg Farley
Name:	Stephen Terry	Name:	Greg Farley
Title:	Chief Financial Officer	Title:	Sr. Vice President
Date:	1/31/2025 2:51:42 PM CST	Date:	2/3/25

Exhibit A to the Fund Accounting Servicing Agreement - Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series

Horizon Active Asset Allocation Fund

Horizon Active Income Fund

Horizon Active Risk Assist® Fund

Horizon Defensive Core Fund

Horizon Defined Risk Fund

Horizon Equity Premium Income Fund

Horizon Multi-Factor Small/Mid Cap Fund

Horizon Multi-Factor U.S. Equity Fund

Horizon Tactical Fixed Income Fund

Exhibit B to the Fund Accounting Servicing Agreement - Horizon Funds

Effective from 2/1/2025 to 1/31/2028

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule

Annual Fee Based Upon Average Net Assets per Fund*

[…] basis points on the first $[…] billion

[…] basis points on the next $[…] billion

[…] basis points on the next $[…] billion

[…] basis points on the balance > $[…] billion

Minimum Monthly Fee: $[…] per fund complex based on 7 funds. Additional funds will increase monthly minimum by $[…] per fund per month.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly.

NOTE: Conversions, master/feeder. multiple manager funds. And extraordinary services quoted separately. All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

$[…] additional fee for each additional CUSIP (over 13 up to 17 at the complex level), Controlled Foreign Corporation (CFC), and/or sub-advisor

$[…] additional fee for each CUSIP over 17 at the Complex Level

Additional CUSIP fee of $[…] discounted […] % for the first 3 months for new Funds and […] % for the next 3 months for new Funds.

Services Included in Annual Fee per Fund

Advisor Information Source - On-line access to portfolio management and compliance information. Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting. Core Tax Services - See Additional Services Fee Schedule

USBFS Legal Administration (e.g., annual registration update)

-See Fund Accounting Schedule

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

$[…] per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

SEC Modernization Requirements

Form N-PORT -$[…] per year, per Fund Form

N-CEN - $[…] per year, per Fund

Chief Compliance Officer Support Fee

$[…] per year per fund complex per service line

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs, proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, liquidity classification fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting, tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank regulatory administration (e.g., annual registration statement updates and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 15(c) reporting, electronic Board book portal, Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new derivatives risk management and reporting requirements).

Fund Administration & Portfolio Compliance Services Additional Services Fee Schedule

Tax Free Transfer In-Kind Cost Basis Tracking - $[...] per sub-account per year

Daily Compliance Services

■	$[…] per fund group per year - Base fee
■	Additional fee of $[…] per fund per year (first fund included in base fee)

SEC Derivatives Rule 18f-4 Confluence Technoloies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$[…]
Full Derivatives User (no OTC derivatives)	$[…]
Full Derivative User (with 1-5 OTC derivatives)	$[…]
Full Derivative User (with 5 or more OTC derivatives)	$[…]
Closed Fund Data Maintenance Fee	$[…]

 *Additional fees may apply from index providers

Section 15(c) Reporting

$[…] per fund per standard reporting package*

* Standard reporting packages for annual 15(c) meeting

Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio with classes on one report) OR Full 15(c) report

Performance reporting package: Peer Comparison Report Additional 15(c) reporting is subject to additional charges

Data source - Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third party source and client.

Fees for Special Situation:

Fee will be assessed.

Rule 2a-5 Supplemental Services:

Percentage of individual level 2 instruments held by a Fund	Monthly Fee for Such Fund[1]
[…] % or less	$[…]
More than 5% but less than 25%	$[…]
25% or more	$[…]

[1]	NOTE: The Rule 2a-S Supplemental Services and the associated fees are dependent on comparison prices from Fund Services' chosen comparison third-party pricing source. The Fund may choose to perform comparison pricing with a different comparison pricing vendor under an alternative service with different associated costs.

Note: The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to Fund Services' ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in Fund Services' sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

Digital Board Materials:

Comprehensive Digital Services

Comprehensive	Digital Services
Description	Annual Price[1] (USO)
Base Fee	$[…]
Per User Fee[2]	$[…]
Per Separate Committee[3] Fee	$[…]

[1]	Subject to an annual increase, provided that the annual increase will not exceed [...]% through October 2025

[2]	Per user fee applies to all users excluding any Fund Services employee who is not an officer in a Multiple Series Trust sponsored by Fund Services.

[3]	A committee consists of a separate space on Diligent's board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

Light Digital Offering

Light Digital Offering
Description	Annual Price[1] (USO)
Base Fee	$[…]

[1]	Subject to annual "CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Customized delivery of data:

TBD

TSR Pricing1

$[…] per year per fund for the first class plus

$[…] per year per class after the first class

1. Subject to annual "Consumer Price Index (CPI) increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Core Tax Services

M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Optional Tax Services

Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) - $[…] per year

Additional Capital Gain Dividend Estimates - (First two included in core services) - $[…] per additional estimate

State tax returns - (First two included in core services) - $[…] per additional return

Tax Reporting - MLP C-Corporations Federal Tax Returns

Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) - $[…]

Prepare Federal and State extensions (If Applicable) - Included in the return fees Prepare provision estimates - $[…] Per estimate

State Tax Returns

Prepare state income tax returns for funds and blocker entities - $[…] per state return Sign state income tax returns - $[…] per state return

Assist in filing state income tax returns - Included with preparation of returns State tax notice consultative support and resolution - $[…] per fund

Fund Accounting Services Fee Schedule

Basis point charges are included in the combined Fund Administration, Fund Accounting, & Portfolio Compliance Fee Schedule.

NOTE: Conversions, master/feeder. multiple manager funds. And extraordinary services quoted separately. All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee

$[…] per year per fund complex per service line

Data Services

Pricing and Security Setup Services

For daily pricing, setup, and maintenance of each security (estimated […] pricing days annually)

$[…] - Listed Equity Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps

$[…] - Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Governments Agency Bonds, Mortgage Backed Securities, and Municipal Bonds

$[…] - Higher Tier Cost Fixed Income Instruments including but not limited to: GMO and Asset Backed Securities; Money Market Instruments; Foreign Bonds; and High Yield Bonds

[…] - Bank Loans

Derivative Instruments are generally charged at the following rates:

o	$[…] - Interest Rate Swaps, Foreign Currency Swaps
o	$[…] - Swaptions
o	$[…] - Credit Default Swaps

$[…] - lntraday money market funds pricing, up to 3 times per day

$[…] per Month Manual Security Pricing (>[…] per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs, CDOs and complex derivative instruments, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action and Factor Services (security paydown & prepayment time series)

$[…] per Foreign Equity Security per Month for Corporate Action Services

$[…] per Domestic Equity Security per Month for Corporate Action Services

$[…] per CMO and Asset Backed Security per Month for Factor Services

$[…] per Mortgage-Backed Security per Month for Factor Services

Index Service Fees

●	$[…] per month per fund: Tier O for maintenance of data for performance calculations where the client is supplying the Index data
●	$[…] per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg, S&P, Dow Jones, CBOE, and HFRI Indexes
●	$[…] per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell
●	$[…] per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM
●	$[…] per month per fund additional fee for creation of a blended index, in addition to Tier index fees.

Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fee. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider.

All Data Service charges are subject to change based on cost increases from underlying data providers.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, manually processed trade files and customized reporting.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

*	Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly.